News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

      Southwest Georgia Financial Corporation Reports Positive Earnings for
                            Fourth Quarter and 2009

          * Total deposits up $20.9 million, or 9.7%, year-over-year
          * Total assets increased by $23.7 million, or 8.9% in 2009
          * Reduced provisions for loan losses in both the 2009 fourth quarter and year
          * Total risk based capital ratio remains well above regulatory requirements at 16.14%
          * Full-service banking center in Valdosta, Georgia is expected to be open in the second quarter of 2010

MOULTRIE, GEORGIA, January 27, 2010 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full service community bank holding company, today reported net income of $706 thousand, or $0.28 per diluted share, for the fourth quarter of 2009, up from a net loss of $116 thousand, or $0.04 per diluted share, for the fourth quarter of 2008. The growth in net income was driven by higher net interest income, lower provision for loan losses, stronger noninterest income, and reduced expenses. Fourth quarter 2008 results were negatively impacted by an $825 thousand provision for loan losses necessitated by a $785 thousand partial charge-off of a large commercial real estate loan.

Return on average equity for the fourth quarter of 2009 was 11.11%, measurably improved over a negative 2.02% for the same period in 2008. Similarly, return on average assets improved for the 2009 fourth quarter to 0.98% compared with a return of negative 0.17% for the fourth quarter of 2008.

For the year ended December 31, 2009, net income was $1.81 million, or $0.71 per diluted share, compared with a net loss of $1.28 million, or $0.50 per diluted share, for the same period in 2008. Positively impacting the 2009 year-to-date results were lower salary and employee benefits of $792 thousand, due to staff reductions, and higher net interest income resulting primarily from lower interest paid on interest bearing liabilities. Net income in 2008 was impacted by a $4.11 million non-cash loss related to the impairment of equity securities, a $979 thousand loss at the Company's mortgage banking services subsidiary, and, as previously noted, the 2008 fourth quarter charge-off and related loan loss provision.

DeWitt Drew, President and CEO of Southwest Georgia Financial commented, "Despite the continued sluggish economic environment, our solid deposit and loan growth, as well as prudent expense management, helped us grow the bank and post positive earnings each quarter this year. However, we remain cautious as we expect the near-term to bring continued challenges with respect to credit costs and operating expenses."

Mr. Drew continued, "Our new full-service banking center in Valdosta is scheduled to open for business in the second quarter of 2010. By moving
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into the Valdosta market we are broadening the opportunities for growth while bringing to this market the same community-minded, customer-centric banking philosophy that provides responsive, flexible service to the communities we currently serve."

Balance Sheet Trends and Asset Quality

At December 31, 2009, total assets increased $23.7 million, or 8.9%, to $291.0 million from $267.3 million at the end of last year's fourth quarter. This increase was primarily due to 7.5% growth in loans as well as higher cash and interest-bearing balances. Total loans increased $11.1 million to $160.2 million compared with $149.1 million at December 31, 2008.

The loan loss reserve coverage over total loans declined nominally to 1.58%, while nonperforming assets to total assets grew to 1.84%, a 74 basis point increase over last year. The level of nonperforming assets at the end of 2009 was due primarily to one large foreclosed commercial property. Foreclosed assets increased to $3.8 million from $0.2 million at the end of 2008. That property has been under construction and the costs of improvements are now fully funded.

Total deposits of $235.4 million were up $20.9 million, or 9.7%, compared with the previous year-end, due in large part to increases in money market and time deposit accounts.

Shareholders' equity was $25.5 million as of December 31, 2009, up from $23.3 million at December 31, 2008. On a per share basis, book value at year end was $10.02, up from $9.15 at the end of 2008. Southwest Georgia Financial Corporation's total risk-based capital ratio was 16.14% at December 31, 2009, significantly exceeding the regulatory guidelines for a well capitalized financial institution (see accompanying table). The increase in shareholders' equity and book value per share were primarily due to the net income retained in the current year. The Company has approximately 2.55 million shares of common stock outstanding.

Quarterly Revenue Expands Across Most Categories; Expenses Lower

Net interest income for the fourth quarter of 2009 improved to $2.61 million compared with $2.49 million for the same period in 2008, as lower costs of deposits and borrowings more than offset the decline in interest income.
Net interest income for the fourth quarter of 2009 was $2.46 million compared with $1.66 million for the same period last year. A $150 thousand provision for loan losses was made during the fourth quarter of 2009 compared with $825 thousand provision for in the fourth quarter of 2008.
For the quarter, total interest income was $3.48 million and total interest expense was $867 thousand, compared with $3.64 million and $1.66 million, respectively, from the same period a year ago. The Company's net interest margin remained strong at 4.22% for the fourth quarter of 2009, but down slightly from the same period last year.

Noninterest income, which was nearly 29.0% of the Company's total revenue for the quarter, increased to $1.41 million when compared with $1.12 million for the fourth quarter of 2008. Revenue from service charges on deposit accounts increased 10.4% to $445 thousand for the current quarter when compared with the same period a year ago, and insurance services revenue increased 14.6% to $274 thousand over the same period. A gain on the sale of securities of $221 thousand was recognized in the fourth quarter of 2009 from selling mortgage-backed securities. Trust services revenue was flat with the
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prior year period, while retail brokerage services revenue increased slightly compared with the same period a year ago.

Mr. Drew stated, "The sale of mortgage backed securities will have a dampening effect on net interest margin in the short-term, however, we believe it prudent to shorten the duration of earning assets in light of the prospect of higher rates in the future."

Total noninterest expense for the fourth quarter of 2009 declined 5.7% to $2.83 million from $3.00 million for fourth quarter of the prior year. In the fourth quarter of 2009, salaries and employee benefits decreased $165 thousand or 9.9%, to $1.50 million, due to staff reductions. Fourth quarter 2009 equipment expense decreased $34 thousand or 16.6%, to $171 thousand. Other operating expenses increased $35 thousand when compared with the prior year mainly due to a $75 thousand increase in FDIC insurance assessment.

2009 Review

Return on average equity increased to 7.48% for 2009 compared with negative 5.04% for the same period last year. Return on average assets increased to 0.65% compared with negative 0.46% for the same period in 2008.

Net interest income after provision for loan losses for 2009 increased $614 thousand to $9.39 million compared with $8.78 million for the same period in 2008. Reduced interest paid on deposits and borrowings and a lower loan loss provision more than offset the $1.47 million decline in total interest income, when compared with the same period in 2008. The Company recognized a $536 thousand provision for loan losses in 2009, compared with a provision for loan losses of $825 thousand in 2008. Net interest margin improved 10 basis points to 4.14% for 2009, when compared with the same period a year ago.

For 2009, noninterest income was $5.12 million, up from $1.48 million in the same period of 2008. Excluding last year's loss on the impairment of equity securities of $4.11 million, 2009 year-to-date noninterest income was down $456 thousand when compared with the same period last year. The majority of the decline was a result of a drop in mortgage banking services revenue of $694 thousand, or 34.3%, when compared with same period last year. Other contributing factors included income from insurance services which decreased $33 thousand, and revenue from trust services and retail brokerage services which decreased $56 thousand and $75 thousand, respectively. These decreases were partially offset by an increase in service charges on deposit accounts of $158 thousand and the $255 thousand gain on the sale of securities in 2009.

Noninterest expense decreased $1.0 million to $12.20 million in 2009 compared with the same period last year, primarily due to a mortgage banking services loss of $1.0 million that was recognized in 2008. Salary and employee benefits declined $792 thousand in 2009 due to staff reductions. Offsetting this decrease were other operating expenses which were higher due to increased legal and FDIC insurance fees of $675 thousand and $416 thousand, respectively.

Dividends

In March of 2009, the Company suspended its regular cash dividend, which resulted in lower dividend payments of $0.07 per share in 2009, compared with $0.56 per share in 2008. The decision enabled the Company to have
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financial flexibility by retaining equity necessary to support efforts to capture greater market share, grow its loan portfolio, and expand outside of its historic footprint.

Outlook

Mr. Drew concluded, "While 2010 is going to be a challenging year, we have a strong capital position and believe we are strategically positioned to take advantage of quality loan and deposit opportunities as the economy improves. Nonperforming assets have increased, but are centered in two relationships and appear to be manageable. While our primary focus is reduction in those assets, we continue to look at opportunities to expand outside our current footprint and the opening of a full service banking center in Valdosta gives us access to a larger, more dynamic, and growing market."

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $291 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.
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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)

                                         (Unaudited)   (Audited)    (Audited)
                                         December 30, December 31, December 31,
                                             2009        2008         2007
ASSETS
Cash and due from banks                   $  10,050   $   7,470   $   8,736
Interest-bearing deposits in banks           13,247          30       9,998
Investment securities available for sale     62,008      83,212      31,188
Investment securities held to maturity       24,195      12,108      88,226
Federal Home Loan Bank stock, at cost         1,650       1,618       1,653
Loans, less unearned income and discount    160,230     149,070     119,008
   Allowance for loan losses               (  2,533)   (  2,376)   (  2,399)
      Net loans                             157,697     146,694     116,609
Premises and equipment                        7,777       5,783       6,291
Foreclosed assets, net                        3,832         211          90
Intangible assets                               848       1,056       1,283
Other assets                                  9,704       9,115       7,579
      Total assets                        $ 291,008   $ 267,297   $ 271,653
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                             $  25,075   $  25,283   $  23,086
 Money market                                45,694      35,701      42,031
 Savings                                     21,365      21,213      20,561
 Certificates of deposit $100,000 and over   30,190      28,755      29,589
 Other time accounts                         72,085      64,216      66,153
      Total interest-bearing deposits       194,409     175,168     181,420
 Noninterest-bearing deposits                41,022      39,373      35,373
      Total deposits                        235,431     214,541     216,793

 Federal funds purchased                          0         430           0
 Other borrowings                             5,000      15,000      10,114
 Long-term debt                              21,000      10,000      15,000
 Accounts payable and accrued liabilities     4,047       4,010       3,228
      Total liabilities                     265,478     243,981     245,135
Shareholders' equity:
 Common stock - par value $1; 5,000,000
  shares authorized; 4,293,835 shares
  issued (*)                                  4,294       4,294       4,294
 Additional paid-in capital                  31,701      31,701      31,701
 Retained earnings                           16,325      14,512      17,039
 Accumulated other comprehensive income    (    676)   (  1,077)   (    466)
      Total                                  51,644      49,430      52,568
Treasury stock - at cost (**)              ( 26,114)   ( 26,114)   ( 26,050)
      Total shareholders' equity             25,530      23,316      26,518
      Total liabilities and
       shareholders' equity               $ 291,008   $ 267,297   $ 271,653

*  Common stock - shares outstanding      2,547,837   2,547,837   2,549,637
** Treasury stock - shares                1,745,998   1,745,998   1,744,198

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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                         For the Three Months   For the Twelve Months
                                           Ended December 31,     Ended December 31,
                                             2009*     2008*       2009*      2008
Interest income:
 Interest and fees on loans                $ 2,502    $ 2,414    $ 9,524    $ 9,504
 Interest and dividend on securities
  available for sale                           852      1,108      3,610      4,188
 Interest on securities held to maturity       109        118        425        935
 Dividends on Federal Home Loan Bank stock       2          2          5         63
 Interest on federal funds sold                  0          0          0         90
 Interest on deposits in banks                  11          0         33        290
     Total interest income                   3,476      3,642     13,597     15,070
Interest expense:
 Interest on deposits                          656        905      2,885      4,425
 Interest on federal funds purchased             0          6          1         23
 Interest on other borrowings                   36        165        169        769
 Interest on long-term debt                    175         79        617        253
     Total interest expense                    867      1,155      3,672      5,470
     Net interest income                     2,609      2,487      9,925      9,600
Provision for loan losses                      150        825        536        825
     Net interest income after provision
      for losses on loans                    2,459      1,662      9,389      8,775
Noninterest income:
 Service charges on deposit accounts           445        403      1,766      1,608
 Income from trust services                     55         56        213        269
 Income from retail brokerage services          78         69        266        341
 Income from insurance services                274        239      1,069      1,102
 Income from mortgage banking services         289        306      1,327      2,021
 Net gain on the sale or
  abandonment of assets                          0          0          0         13
 Net gain on the sale of securities            221          0        255          0
 Net (loss) on the impairment of
  equity securities                              0          0          0     (4,105)
 Other income                                   44         44        228        226
     Total noninterest income (loss)         1,406      1,117      5,124      1,475
Noninterest expense:
 Salary and employee benefits                1,495      1,660      6,360      7,152
 Occupancy expense                             209        208        846        863
 Equipment expense                             171        205        667        694
 Data processing expense                       166        171        686        643
 Amortization of intangible assets              52         52        208        227
 Losses related to mortgage
  banking services                               0          3          0        979
 Other operating expense                       735        700      3,425      2,631
     Total noninterest expense               2,828      2,999     12,192     13,189
Income (loss) before income tax expense      1,037       (220)     2,321     (2,939)
Provision for income taxes                     331       (104)       508     (1,660)
     Net income (loss)                     $   706    $  (116)   $ 1,813    $(1,279)
Net income (loss) per share, basic         $  0.28    $ (0.04)   $  0.71    $ (0.50)
Net income (loss) per share, diluted       $  0.28    $ (0.04)   $  0.71    $ (0.50)
Dividends paid per share                   $    -     $  0.14    $  0.07    $  0.56
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Basic weighted average
 shares outstanding                      2,547,837  2,547,837  2,547,837  2,547,926
Diluted weighted average
 shares outstanding                      2,547,837  2,553,653  2,547,837  2,552,486

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At December 31                              2009         2008
Assets                                   $ 291,008    $ 267,297
Loans, less unearned income & discount     160,230      149,070
Deposits                                   235,431      214,541
Shareholders' equity                        25,530       23,316
Book value per share                         10.02         9.15
Loan loss reserve/loans                       1.58%        1.59%
Nonperforming assets/total assets             1.84%        1.10%

                                           Three Months Ended  Twelve Months Ended
                                               December 31,       December 31,
                                              2009     2008      2009     2008
Net income (loss)                            $  706  $ (116)    $1,813  $(1,279)
Earnings (loss) per share, basic               0.28   (0.04)      0.71    (0.50)
Earnings (loss) per share, diluted             0.28   (0.04)      0.71    (0.50)
Dividends paid per share                          -    0.14       0.07     0.56
Return on assets                               0.98%  (0.17)%     0.65%   (0.46)%
Return on equity                              11.11%  (2.02)%     7.48%   (5.04)%
Net interest margin (tax equivalent)           4.22%   4.26%      4.14%    4.04%
Net charge offs (recoveries)/ average loans    0.11%   2.28%      0.25%    0.63%

Quarterly                              4th Qtr   3rd Qtr   2nd Qtr   1st Qtr   4th Qtr
Averages                                 2009      2009      2009      2009      2008
Assets                                 $287,348  $278,502  $274,125  $272,771  $266,865
Loans, less unearned income & discount  159,180   154,422   150,043   148,824   145,900
Deposits                                230,903   225,634   226,345   223,387   214,420
Equity                                   25,402    24,237    23,752    23,504    23,017
Return on assets                           0.98%     0.67%     0.38%     0.56%    (0.17)%
Return on equity                          11.11%     7.71%     4.37%     6.48%    (2.02)%
Net income (loss)                      $    706  $    467  $    259  $    381  $   (116)
Net income (loss) per share, basic     $   0.28  $   0.18  $   0.10  $   0.15  $  (0.04)
Net income (loss) per share, diluted   $   0.28  $   0.18  $   0.10  $   0.15  $  (0.04)
Dividends paid per share               $    -    $    -    $    -    $   0.07  $   0.14






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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           Risk Based Capital Ratios

                               Southwest Georgia
                             Financial Corporation     Regulatory Guidelines
                                                        For Well    Minimum
Risk Based Capital Ratios      December 31, 2009      Capitalized  Guidelines
Tier 1 capital                     14.90%                6.00%       4.00%
Total risk based capital           16.14%               10.00%       8.00%
Tier 1 leverage ratio               8.83%                5.00%       3.00%

                                   Southwest
                                 Georgia Bank          Regulatory Guidelines
                                                        For Well    Minimum
Risk Based Capital Ratios       December 31, 2009     Capitalized  Guidelines
Tier 1 capital                      14.12%               6.00%       4.00%
Total risk based capital            15.38%              10.00%       8.00%
Tier 1 leverage ratio                8.36%               5.00%       3.00%

































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